Contact: Fran Rathke, Chief Financial Officer
Tel: (802) 244-5621

Green Mountain Coffee Roasters Declares Three-For-One Stock Split

WATERBURY, VT (July 6, 2007) -- Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) today announced that its Board of Directors has approved a three-for-one stock split to be effected in the form of a stock dividend. All shareholders of record at the close of business on July 17, 2007 will receive two additional shares of common stock for each share of common stock held on that date. The additional shares will be distributed on July 27, 2007 by the Company's transfer agent, Continental Stock Transfer. The Company's common stock will begin trading on a split-adjusted basis on July 30, 2007.

About Green Mountain Coffee

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells over 100 high quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com), it also owns Keurig, Incorporated, a pioneer and leading manufacturer of gourmet single-cup brewing systems. Green Mountain Coffee Roasters has been ranked No. 1 on the list of "100 Best Corporate Citizens" for the past two years, and has been recognized repeatedly by Forbes, Fortune Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Forward-looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, the unknown impact of management changes, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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